PART IV: ITEM 15. FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

EXHIBIT-21
SUBSIDIARIES OF THE REGISTRANT

EXHIBIT 21-SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
First Merchants Bank, National Association	U.S.
First Merchants Capital Trust II	Delaware
First Merchants Insurance Services, Inc.	Indiana
FMB Portfolio Management, Inc.	Delaware
CNBC Statutory Trust I	Connecticut
GS Asset Management, LLC	Indiana

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